Exhibit 18.1

February 8, 2013

Board of Directors

KEMET Corporation

2835 KEMET Way

Simpsonville, SC 29681

Ladies and Gentlemen:

Note 3 of the Notes to the Condensed Consolidated Financial Statements of KEMET Corporation (“the Company) included in its Form 10-Q for the quarter ended December 31, 2012 describes a change in method of accounting regarding the date of the Company’s annual impairment assessment for goodwill and other indefinite lived intangible assets from the last day of the second month of the first quarter (May 31) to the first day of the fourth quarter (January 1). There are no authoritative criteria for determining a “preferable” method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to March 31, 2012, and therefore we do not express any opinion on any financial statements of KEMET Corporation subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP